Exhibit 21.1

AgriFORCE Growing Systems Ltd. LIST OF SUBSIDIARIES:

Daybreak Ag Systems Ltd.

Canivate Growing Solutions Ltd.(Defunct)

AgriFORCE Investments Inc.

West Pender Holdings Inc.

AGI IP Co.

West Pender Management Co.